Press Release
Investor / Media contact:
Michael Vanderwoude
513.397.7685
mike.vanderwoude@cinbell.com

Cincinnati Bell Inc. Announces New Date for Fourth Quarter and 2004 Annual Results and Conference Call and Confirms Guidance

CINCINNATI - February 2, 2005 - Cincinnati Bell Inc. (NYSE:CBB) will host a conference call Tuesday, February 15, at 9:00 a.m. (EST) to discuss fourth quarter and 2004 annual results. These results will be released before the market opens Tuesday, February 15. The company is announcing this new date in order to provide sufficient time to complete standard accounting procedures, which have experienced a slight delay in light of increased activity involving the company’s previously announced refinancing plan.

The company also provided the following updates to its previously issued guidance for 2004 results:

•	Net debt* reduction of moderately greater than $140 million
•	Free cash flow** of moderately greater than $160 million
•	The company reported wireless net additions of 2,000 for the fourth quarter and 7,000 for the year. In the fourth quarter, postpaid churn was 2.78 percent, a 0.9 point improvement versus the third quarter of 2004. The company finished the year with 481,000 wireless subscribers, 306,000 of which were postpaid.

The company also expects to meet all other previously issued guidance for 2004:

•	Net access line decline of below 2 percent
•	Revenue decline, excluding Broadband Services, of low single-digit percent
•	DSL net additions of 30,000 to 35,000

1

•	EBITDA*** at the high end of the range of $485 million to $505 million
•	Effective tax rate of approximately 50 percent; with approximately $5 million in cash tax payments
•	Capital expenditures of 10 to 12 percent of revenue

Cincinnati Bell’s expectation regarding its 2004 results is based on preliminary internal financial reports which are subject to completion of its normal year-end audit procedures. Neither the company nor its outside auditors have completed their year-end audit for the 2004 fiscal year, and, as a result, its actual earnings results may differ from the expected results confirmed above.

For the conference call on February 15, the dial-in number is 1-877-641-0086. International callers may dial 678-460-1867. To join the call, please phone fifteen minutes prior to the start time.

A taped replay of the conference call will be available one hour after the conclusion of the teleconference until 5 p.m. (EST) on Wednesday, February 23, 2004.

US Replay #:
888-284-7564
International Replay#:
678-460-1866
Playback Passcode:
156100
The conference will be available via the Internet, live and in a listen-only mode, and afterward via replay. Cincinnati Bell’s Internet address is http://www.cincinnatibell.com/. Once there, click on the Investor Relations button on the right side of the home page. Then, click on the Webcasts/Presentations tab and follow the instructions. A computer with a sound card and a current version of RealPlayer or Windows Media Player software are required to listen to the call.

2

About Cincinnati Bell Inc.

Cincinnati Bell Inc. (NYSE: CBB) is parent to one of the nation’s most respected and best performing local exchange and wireless providers with a legacy of unparalleled customer service excellence. Cincinnati Bell provides a wide range of telecommunications products and services to residential and business customers in Ohio, Kentucky and Indiana. Cincinnati Bell is headquartered in Cincinnati, Ohio. For more information, visit www.cincinnatibell.com.

Safe Harbor Note

Certain of the statements and predictions contained in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act. In particular, any statements, projections or estimates that include or reference the words “believes,” “intends”, “anticipates,” “plans,” “expects,” “will,” or any similar expression fall within the safe harbor for forward-looking statements contained in the Reform Act. Actual results or outcomes may differ materially from those indicated or suggested by any such forward-looking statement for a variety of reasons, including but not limited to, Cincinnati Bell’s ability to maintain its market position in communications services, including for wireless, wireline and internet services, general economic trends affecting the purchase or supply of telecommunication services, world and national events that may affect the ability to provide services, changes in the regulatory environment, any rulings, orders or decrees that may be issued by any court or arbitrator, restrictions imposed under our various credit facilities and debt instruments, work stoppages caused by labor disputes, adjustments resulting from year-end audit procedures and Cincinnati Bell’s ability to develop and launch new products and services. More information on potential risks and uncertainties is available in the company's recent filings with the Securities and Exchange Commission, including Cincinnati Bell’s annual Form 10-K report, quarterly Form 10-Q reports and Forms 8-K. The forward-looking statements included in this release represent the company's estimates as of February 2, 2005. The company anticipates that subsequent events may cause its estimates to change.

Use of Non-GAAP Financial Measures

*The company has presented certain information regarding net debt in the preceding discussion because the company believes net debt provides a useful measure of a company’s liquidity and financial health. Net debt is defined by the company as the sum of the face amount of short-term and long-term debt, in addition to BRCOM preferred stock (as applicable), offset by cash and cash equivalents.

**The company has presented certain information regarding free cash flow in the preceding discussion because the company believes cash flow provides a useful measure of a company’s operational performance, liquidity and financial health. Free cash flow is defined by the company as SFAS 95 cash provided by (used in) operating, financing and investing activities, less changes in restricted cash in operating activities, issuance and repayment of long-term debt in financing activities, short-term borrowings (repayments) in financing activities and proceeds from the sale of discontinued operations and assets in investing activities. Free cash flow should not be considered as an alternative to net income (loss), operating income (loss), cash flow from operating activities, or the change in cash on the balance sheet and may not be comparable with cash flow as defined by other companies.

3

*** The company has presented certain information regarding EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) because the company believes EBITDA is provides a useful measure of the company’s operational performance. EBITDA is defined by the company as GAAP Operating Income plus depreciation, amortization, restructuring charges, asset impairments and other special items. EBITDA should not be considered as an alternative to comparable GAAP measures of profitability.

These non-GAAP financial measures should not be construed as being more important than comparable GAAP measures. They are presented because Cincinnati Bell Inc. management uses this information when evaluating the company’s results of operations and cash flow and believes that this information provides the users of the financial statements with additional and useful comparisons of the company’s current results of operations and cash flows with past and future periods.

4